Winthrop Realty Trust TRADED: NYSE: FUR
7 Bulfinch Place, Suite 500
Boston, MA  02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
March 23, 2012

WINTHROP REALTY TRUST CLOSES OFFERING OF $80.6 MILLION OF ITS 9.25% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

FOR IMMEDIATE RELEASE – BOSTON, March 23 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced the closing of its previously announced underwritten public offering of 3,220,000 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the ‘Series D Preferred Shares”) at a price of $25.0385 per share which includes 420,000 Series D Preferred Shares issued pursuant to the exercise by the underwriters of their entire over-allotment option.  Winthrop received net proceeds from the offering, after the underwriting discounts and commissions and estimated offering expenses payable by Winthrop, of approximately $77.9 million.

Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. acted as joint book-running managers for the offering. Credit Suisse Securities (USA) LLC and KeyBanc Capital Markets Inc. acted as joint lead managers and JMP Securities LLC acted as a co-manager.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
__________________

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.